                                                              [Draft of 1/20/05]

                                                               January [o], 2005

                            EXCHANGE AGENT AGREEMENT

Union Bank of California, N.A.
120 South San Pedro Street, 4th Floor
Los Angeles, California  90012

Attention:  Corporate Trust Operations

Ladies and Gentlemen:

         Ormat Funding Corp., a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $190,000,000 aggregate principal amount of its 8 1/4% Senior Secured Notes due 2020 (the "Exchange
Notes"), for a like principal amount of its outstanding 8 1/4% Senior Secured
Notes due 2020 (the "Private Notes"). The terms and conditions of the Exchange
Offer are set forth in a prospectus (the "Prospectus") included in the Company's registration statement on Form S-4 (File No. 333-121655), as amended (the
"Registration Statement"), filed with the Securities and Exchange Commission
(the "SEC") and attached hereto as Exhibit A, proposed to be distributed to all record holders of the Private Notes. The Private Notes and the Exchange Notes
are collectively referred to herein as the "Notes." Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus.

         The Company hereby appoints Union Bank of California, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.
References hereinafter to "you" shall refer to Union Bank of California, N.A.

         The Exchange Offer is expected to be commenced by the Company on or
about [        ], 2005. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Private Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Private
Notes tendered.

         The Exchange Offer shall expire at 5:00 P.M., New York City time, on
[         ], 2005, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York
City time, on the next business day after the previously scheduled Expiration
Date.

         The Company expressly reserves the right to amend or terminate the
Exchange Offer, and not to accept for exchange any Private Notes not theretofore accepted for exchange upon the occurrence of any of the conditions of the
Exchange Offer specified in the Prospectus under the caption "The Exchange
Offer-Conditions." The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

         A copy of each of the form of letter of transmittal (including instructions for competing a substitute Form W-9) (the "Letter of Transmittal"), the form of the notice of guaranteed delivery (the "Notice of Guaranteed
Delivery"), the form of letter to holders, the form of letter to registered holders and Depository Trust Company participants and the form of letter to clients (collectively, the "Tender Documents") to be used by holders of Private
Notes in order to receive Exchange Notes pursuant to the Exchange Offer are attached hereto as Exhibit B.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange
Offer," in the Letter of Transmittal accompanying the Prospectus or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be limited by the foregoing.

         2. On the day that you are notified by the Company or its counsel,
Chadbourne & Parke LLP, that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, you are to mail to each registered holder of private notes and each participant in the Depository Trust Company ("DTC") whose name appears on a security position listing as owner of the Private Notes, a copy of the
Prospectus and the Tender Documents, and make any subsequent mailings thereof as soon as practicable after the date of any amendment thereof and to any persons who become holders of the Private Notes prior to the Expiration Date and to any persons as may from time to time be requested by the Company. You shall also accept and comply with telephone requests for information relating to the
Exchange Offer, provided that such information shall relate only to the procedures for tendering Private Notes in (or withdrawing tenders of Private
Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Mr. Ran Raviv,
980 Greg Street, Sparks, Nevada 89431. Additionally, you will, as soon as practicable after receipt of notification from the Company or its counsel,
Chadbourne & Parke LLP that the Registration Statement has become effective, instruct DTC to launch a broadcast message to the holders of the Private Notes regarding the commencement of the Exchange Offer.

         3. You will establish a book-entry account with respect to the Private
Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange
Offer within two business days after the date of the Prospectus, and any financial institution

that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Private Notes by causing the Book-Entry Transfer
Facility to transfer such Private Notes into your account in accordance with the
Book-Entry Transfer Facility's procedures for such transfer.

         4. You are to examine each of the Letters of Transmittal (or confirmation of book-entry transfers of Private Notes into your account at the
Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Private Notes, to ascertain whether: (i) the Letters of
Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Private Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, or where book-entry confirmations are not in due and proper form or omit certain information, or other document is not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need (a) for fulfillment of all requirements and
(b) to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         5. With the approval of an authorized officer of the Company (such approval, if given orally, to be confirmed in writing) or any other person designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Private Notes pursuant to the
Exchange Offer.

         6. Tenders of Private Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange
Offer--Procedures for Tendering Private Notes", and Private Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph
6, Private Notes which the authorized officer of the Company or any other person designated by any such officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

         7. You shall advise the Company with respect to any Private Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Private Notes.

         8. You shall accept tenders:

             (a) in cases where the Private Notes are registered in two or more names only if signed by all named holders;

             (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

             (c) from persons other than the registered holder of Private Notes provided that customary transfer requirements, including those regarding any applicable transfer taxes, are fulfilled.

             You shall accept partial tenders of Private Notes when so indicated
and as permitted in the Letter of Transmittal and deliver certificates for
Private Notes to the transfer agent for split-up and return any untendered
Private Notes to the holder (or such other person as may be designated in the
Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         9. Upon satisfaction or waiver of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Private
Notes properly tendered and you, on behalf of the Company, will exchange such
Private Notes for Exchange Notes and cause such Private Notes to be canceled.
Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the Private Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Private Notes by the
Company; provided, however, that in all cases, Private Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Private Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and, except as described in the section of the prospectus captioned "The Exchange
Offer--Procedures for Tendering", duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed by the Company, you shall issue Exchange
Notes only in denominations of $1,000 or any integral multiple thereof.

         10. Tenders, pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and Letter of Transmittal, Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

         11. The Company shall not be required to exchange any Private Notes tendered if any of the conditions set forth in the Exchange Offer are not met.
Notice of any decision by the Company not to exchange any Private Notes tendered shall be given (and confirmed in writing) by the Company to you.

         12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Private Notes tendered because of an invalid tender, the

occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange
Offer return those unaccepted Private Notes by appropriate book-entry transfer, together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who surrendered them.

         13. You are not authorized to pay or offer to pay any concessions, commissions or other solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

         14. As Exchange Agent hereunder, you:

             (a) shall have no duties or obligations other than those
specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

             (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Private Notes deposited with you pursuant to the
Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

             (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

             (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

             (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

             (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company;

             (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

             (h) shall not advise any person tendering Private Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Private Notes or as to the market value, decline or appreciation in market value of any Private Notes that may or not occur as a result of the
Exchange Offer or as to the market value of the Exchange Notes;

provided, however, that in no way will your general duty to act in good faith be limited by the foregoing.

         15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the
Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The
Company will furnish you with copies of such documents at your request.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Mr. Ran Raviv of the Company
(telephone number (775) 356-9029, facsimile number (775) 356-9039 and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested)
up to and including the Expiration Date, as to the aggregate principal amount of
Private Notes which have been duly tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such persons as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Private Notes tendered, the aggregate principal amount of
Private Notes accepted and the identity of any Participating Broker-Dealers and the aggregate principal amount of Exchange Notes delivered to each, and deliver said list to the Company.

         17. Letters of Transmittal, book-entry confirmations and Notices of
Guaranteed Delivery received by you shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of

securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials as instructed by the Company.

         18. You hereby expressly waive any lien, encumbrance or right of setoff whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the
Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed by you hereunder.

         19. For services rendered as Exchange Agent hereunder, you shall be entitled to a fee of $100.00 (One-Hundred Dollars). The Company shall pay at cost reasonable legal expenses incurred by the Exchange Agent in connection herewith.

         20. You hereby acknowledge receipt of the Prospectus and the Letter of
Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Private Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Private Notes; provided, however, that anything in this
Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate, at its own expense, in the defense of any such claim or other action, and, if the Company so elects, the
Company may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the
Company shall not thereafter be responsible for the subsequently-incurred fees and disbursements of legal counsel for you under this paragraph so long as the
Company shall retain counsel

reasonably to you to defend such suit; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

         22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax
Identification Numbers, and shall file any appropriate reports with the Internal
Revenue Service.

         23. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Private Notes and, upon receipt of a written approval from the Company, shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Private Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of
Private Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of
California applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles.

         25. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Private Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

         26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

         27. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         28. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

         29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company, to:

                                    Ormat Funding Corp.
                                    980 Greg Street
                                    Sparks, Nevada 89431
                                    Telephone: (775) 356-9029
                                    Telecopy:  (775) 356-9039
                                    Attention: Yehudit Bronicki
                                               President

with a copy to:

                                    Chadbourne & Parke LLP
                                    30 Rockefeller Plaza
                                    New York, NY  10112
                                    Telephone: (212) 408-5100
                                    Telecopy:  (212) 541-5369
                                    Attention: Noam Ayali, Esq. and
                                               Philip L. Colbran, Esq.

If to the Exchange Agent, to:

                                    Union Bank of California
                                    120 South San Pedro Street, 4th Floor
                                    Los Angeles, California  90012
                                    Telephone: (213) 972-5680/(213) 972-5669
                                    Telecopy:  (213) 972-5695
                                    Attention: Corporate Trust Operations -
                                               Armand Aurellano and Cora Serrano

         30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 17, 19, 21 and 23 shall survive the termination of this
Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any

certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

         31. This Agreement shall be binding and effective as of the date hereof.

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                         ORMAT FUNDING CORP.

                                         By:
                                            ------------------------------------
                                            Name:  Yehudit Bronicki
                                            Title: President

Accepted as of the date
first above written:

UNION BANK OF CALIFORNIA, N.A.,
as Exchange Agent

By:
   ----------------------------------------
   Name:  Sonia Flores
   Title: [                   ]

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                                                                       EXHIBIT A
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                             REGISTRATION STATEMENT

                                                                       EXHIBIT B
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